UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 686-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(3) – Compensatory Arrangements of Certain Officers

(A)	Form of Change in Control Severance Agreement for Certain Executive Officers of Provident Financial Holdings, Inc. and Provident Savings Bank, F.S.B.

On February 24, 2012 (the "Effective Date"), Provident Financial Holdings, Inc. (the "Company") and its financial institution subsidiary, Provident Savings Bank, F.S.B. (the "Bank"), entered into revised change of control severance agreements with four named executive officers, Ms. Kathryn R. Gonzales, Mr. Donavon P. Ternes, Mr. David S. Weiant  and Mr. Richard L. Gale.  On the same date, the Company and the Bank also entered into change of control severance agreements with two other executive officers who are not named executive officers, which agreements are identical in form to the agreements for Ms. Gonzales and Messrs. Ternes and Weiant.

Under the agreements, the initial term is for a period of twelve (12) months from the Effective Date, or until February 24, 2013.   Each agreement is renewable on each subsequent February 24, if prior to that date the Board of Directors of the Bank explicitly reviews and approves the extension. Ms. Gonzales’s and Messrs. Ternes’ and Weiant’s agreements provide that in the event of an involuntary termination of the officer, other than for cause, within twelve (12) months following a change in control of the Company or the Bank, they will be entitled to receive a lump sum payment equal to two times their then current base salary and a lump sum payment equal to two times the largest annual bonus paid to the officer during the twenty-four (24) months prior to termination of employment.  The Bank or its successor also would be obligated to continue the officer’s life, medical, dental and disability coverage for a twenty-four (24) month period following termination of employment. Mr. Gale’s severance agreement provides for the same change of control and other benefits as for the other executive officers and provides that his bonus will be two times the largest bonus paid to an executive (other than Mr. Gale or the Chief Executive Officer of the Company) who is a party to a change in control severance agreement. The above severance payments and benefits will be provided on a similar basis in connection with a voluntary termination of employment within twelve (12) months following a change in control where, subsequent to a change in control, the officer is demoted, loses his title, office or responsibility, receives less compensation, or is significantly relocated.

The term “change in control” is defined in the severance agreements as having occurred when, among other things, (a) an offer other than the Company purchases shares of the common stock of the Company or the Bank pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company’s then outstanding securities, (c) the membership of the Board of Directors of the Company or the Bank changes as a result of a contested election such that individuals who were directors at the beginning of any twenty-four (24) month period do not constitute a majority of the Board at the end of such period, or (d) shareholders of the Company or the Bank approve a merger, consolidation, sale or disposition of all or substantially all of the Company’s or the Bank’s assets, or a plan of partial or complete liquidation.

The foregoing description of the revised change in control severance agreements does not purport to be complete and is qualified in its entirety by reference to the forms of the revised change in control severance agreements, copies of which are furnished as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

10.1	Form of Severance Agreement for Certain Officers of Provident Financial Holdings, Inc. and Provident Savings Bank, F.S.B.

10.2	Form of Severance Agreement for Mr. Gale

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2012	PROVIDENT FINANCIAL HOLDINGS, INC.

/s/ Craig G. Blunden
Craig G. Blunden
Chairman and Chief Executive Officer
(Principal Executive Officer)